PRIMEGEN ENERGY CORPORATION ANNOUNCES ACQUISITION OF JOE’S LANDING GAS PROSPECT, SACRAMENTO CALIFORNIA

Dallas, Texas, August 11, 2006/Market Wire/ -- Maysia Resources Corporation (OTCBB: MYAR) (“Maysia” or the “Company”) is pleased to announce that it has executed an agreement to acquire a 32.5% working interest in a natural gas play known as ‘Joe’s Landing’ located near Sacramento, California.

The Joe’s Landing Prospect is situated in Yolo County, California, approximately 10 miles northwest of the City of Sacramento. The 1,400 plus gross acres is targeting Upper Cretaceous Starkey and Markley gas potential above 5,000 feet. The estimate prospect potential based on interpretation of seismic and if all anomalies are productive is 15 BCF gas. Analogous production near the prospect is the Sacramento Airport field that has an estimated recovery of 16.8 BCF. Other similar fields are the Rio Jesus, Karnak and Freemont Landing.

Production estimates on a successful gas well would be between 1.5 and 2.5 MMCF per day on an I.P.R. basis. PrimeGen and working interest partners are anticipating the drilling of the first gas well at Joe’s landing in approximately 3 weeks. A drilling rig contract has been signed with funds advanced in full for the dry hole costs. Once begun, the 5,000’ well is expected to take between 5 and 7 days.

Notice Regarding Forward Looking Statements.

This news release contains "forward-looking statements", as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, the acquisition of oil and gas properties and interests and our ability to become cash flow positive in the short term to allow us to enhance and grow company assets. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the numerous inherent uncertainties associated with oil and gas exploration. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual reports on Form 10-KSB, our quarterly reports on Form 10-QSB and other periodic reports filed from time-to-time with the Securities and Exchange Commission

ON BEHALF OF THE BOARD

Maysia Resources Corporation

Gordon A. Samson-Director

Investor Information:

214.459.1217